EXHIBIT 3.0

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                HCI DIRECT, INC.

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                       Pursuant to Sections 228 and 242 of
                       the General Corporation Law of the
                                State of Delaware
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     HCI DIRECT, INC., a corporation  organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That the first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation is amended in its entirety to read as set forth below:

     "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 73,000,000 shares, consisting of (i) 60,000,000 shares of common stock , par value $0.01 per share (the "Common Stock"), (ii) 1,000,000 shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), and (iii) 12,000,000 shares of preferred stock, par value $0.01 per shares (the "Preferred Stock"), which includes 5,000,000 shares of Pay-In-Kind Preferred Stock, par value $0.01 per share, having the powers, preferences and rights, and qualifications, limitations and restrictions set forth in paragraph C below. "

     And further, that the second sentence of subsection 1 of paragraph C of Article FOURTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

     "The authorized number of shares of Pay-In-Kind Preferred Stock shall be 5,000,000 shares."

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     SECOND: That the foregoing amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, HCI DIRECT, INC. has caused this Certificate to be executed in its corporate name this 19th day of September, 2000.

                                    HCI DIRECT, INC.




                                    By:  /s/ Philip G. Whalen
                                       ---------------------------------------
                                       Name:  Philip G. Whalen
                                       Title: President & Chief Executive
                                                 Officer